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                                                                      EXHIBIT 21

            SIGNIFICANT SUBSIDIARIES OF RELIANT ENERGY, INCORPORATED

     The following subsidiaries are deemed "significant subsidiaries" pursuant to Item 601(b) (21) of Regulation S-K:

     Reliant Energy Resources Corp., a Delaware corporation and a direct wholly owned subsidiary of Reliant Energy, Incorporated.

     Reliant Energy Power Generation, Inc., a Delaware corporation and a direct wholly owned subsidiary of Reliant Energy, Incorporated.

     Reliant Energy Wholesale (Europe) Holdings BV, a Dutch corporation and an indirect wholly owned subsidiary of Reliant Energy, Incorporated.

     Reliant Energy Capital (Europe), Inc., a Delaware corporation and an indirect wholly owned subsidiary of Reliant Energy, Incorporated.

     Reliant Energy Europe, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Reliant Energy, Incorporated.

     Reliant Energy Wholesale (Europe) CV, a Dutch corporation and an indirect wholly owned subsidiary of Reliant Energy, Incorporated.

     N.V. UNA, a Dutch corporation and an indirect wholly owned subsidiary of Reliant Energy, Incorporated.

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(1)  Pursuant to Item 601(b) (21) of Regulation S-K,registrant has omitted the names of subsidiaries, which considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" (as defined under Rule 1-02(w) of Regulation S-X) as of December 31, 1999.

(2) Reliant Energy Resources Corp. also conducts business under the names of its three unincorporated divisions: Reliant Energy Arkla, Reliant Energy Entex and Reliant Energy Minnegasco.